Exhibit 99.1

For release: January 26, 2010	For further information:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Reports Second Quarter Net Income of $0.6 Million

Highlights

•
Net income for the second quarter of fiscal 2010 was $0.6 million and after deducting preferred stock dividends and discount accretion, the net loss attributable to common shareholders was $0.5 million;

•
Net income for the second quarter of fiscal 2010 represents an increase of $6.5 million over the net loss for the first quarter of fiscal 2010, primarily driven by increases in net interest income and mortgage banking gains and a decrease in the provision for loan losses;

•
Capital remains strong as bank-level total risk-based capital reached 13.14% at December 31, 2009 up from 12.67% at September 30, 2009 and well above the 10.00% required to be well capitalized for regulatory purposes;

•	Pre-tax, pre-provision income grew to $14.4 million in the current quarter, up 11.1% from $13.0 million for the quarter ended September 30, 2009;

•	First Place continued to manage its costs of deposits resulting in a 27 basis point increase in net interest margin to 3.65% from 3.38% in the September 2009 quarter;

•
Continued favorable long-term interest rates and the addition of experienced loan officers resulted in an increase in mortgage banking activity and gains of $4.8 million, an increase of $2.7 million from the same quarter in the prior year;

•
First Place continued to strengthen its allowance for loan losses increasing it by $1.8 million or 3.6% during the current quarter to $52.5 million or 2.17% of loans, up from 2.07% of loans at September 30, 2009.

Summary

Warren, Ohio – January 26, 2010 – First Place Financial Corp. (Nasdaq: FPFC) reported net income of $0.6 million for the quarter ended December 31, 2009 compared with a net loss of $94.1 million for the quarter ended December 31, 2008.  The increase in net income was primarily due to the goodwill impairment pre-tax charge of $93.7 million in the quarter ended December 31, 2008.  The remainder of the increase in net income for the quarter ended December 31, 2009 was primarily due to increases of $6.4 million in net interest income and $7.5 million in noninterest income, partially offset by increases of $4.8 million in provision for loan losses, $2.4 million in noninterest expense and a reduction of $5.7 million in income tax benefits.  The increase in noninterest income was primarily due to increases of $2.7 million in mortgage banking gains and $1.6 million in loan servicing income, and a prior year charge of $2.5 million for the decline in the fair value of securities.  The increase in noninterest expense was primarily due to increases of $1.1 million in salaries and employee benefits and $0.9 million in real estate owned expenses.  After deducting the preferred stock dividends and accretion of $1.1 million from net income of $0.6 million, net loss attributable to common shareholders was $0.5 million.  The loss per common share for the current quarter was $0.03 compared with a loss per common share of $5.68 for the same quarter in the prior year.  Return on average assets and return on average equity for the current quarter were 0.07% and 0.85%, respectively, compared with -11.14% and -121.96%, respectively, for the same quarter in the prior year.

Net income of $0.6 million for the quarter ended December 31, 2009 represented an increase of $6.5 million from the net loss of $5.9 million for the preceding quarter ended September 30, 2009.  The increase in net income was primarily due to a reduction of $8.5 million in provision for loan losses and an increase of $0.9 million in mortgage banking gains, partially offset by a reduction in income tax benefits and an increase of $1.2 million in real estate owned expense.  Loss per common share for the current quarter was $0.03 compared with a loss per common share of $0.42 for the preceding quarter ended September 30, 2009.  Return on average assets and return on average equity for the current quarter were 0.07% and 0.85%, respectively, compared with -0.73% and -8.38%, respectively, for the preceding quarter ended September 30, 2009.

For the six months ended December 31, 2009, the Company reported a net loss of $5.3 million compared with a net loss of $100.3 million for the same period in the prior year.  The reduction in net loss was primarily due to the goodwill impairment pre-tax charge of $93.7 million in the first six months of the prior year.

Core earnings are a supplementary financial measure computed using methods other than Generally Accepted Accounting Principles (GAAP) that exclude certain unusual or nonrecurring items of revenue or expense.  There were no differences between net income and core earnings for the quarter ended December 31, 2009.  For the quarter ended December 31, 2008, core earnings excludes $94.8 million of merger, integration and restructuring costs and goodwill impairment.  Core earnings for the quarter ended December 31, 2009 were $0.6 million compared with a core loss of $1.3 million for the quarter ended December 31, 2008.  For the six months ended December 31, 2009 and 2008, core earnings excludes merger, integration and restructuring costs and goodwill impairment which were $0.3 million and $94.9 million, respectively.  Core loss for the six months ended December 31, 2009 was $5.1 million compared with a core loss of $7.4 million for the six months ended December 31, 2008.  For additional information on core earnings, see the section entitled Explanation of Certain Non-GAAP Measures and the Reconciliation of Net Income (Loss) to Core Earnings (Loss) under the Consolidated Financial Highlights.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “I am encouraged that the core operations of First Place continue to improve.  Net interest margin has improved for the fourth quarter in a row and pre-tax, pre-provision income is up for the second quarter in a row.  Mortgage banking activity continues to be strong.  We continue to deal with high levels of nonperforming assets caused by the combination of rising unemployment and falling real estate prices in the current recession.  It is significant that we were able to record a profit this quarter while still growing our allowance for loan losses by providing more than we experienced in net charge-offs.”

Revenue

Net interest income for the quarter ended December 31, 2009 was $27.7 million, an increase of $6.4 million or 29.9% compared with $21.3 million for the quarter ended December 31, 2008.  This increase was the result of an increase of 84 basis points in the net interest margin to 3.65% for the current quarter compared with 2.81% for the same quarter in the prior year.  Net interest income of $27.7 million for the quarter ended December 31, 2009 represents an increase of $2.1 million from net interest income of $25.6 million for the quarter ended September 30, 2009 while net interest margin of 3.65% for the current quarter increased from 3.38% for the quarter ended September 30, 2009.  The primary reason for the increase in net interest margin from the September 2009 quarter was that interest rates paid on interest-bearing liabilities continued to reprice lower, catching up with the already lower yielding assets.

Noninterest income for the quarter ended December 31, 2009 was $12.0 million, an increase of $7.5 million compared with noninterest income of $4.5 million for the quarter ended December 31, 2008.  The increase in noninterest income was primarily due to increases of $2.7 million in mortgage banking gains and $1.6 million in loan servicing income, and the prior year charge of $2.5 million for a decline in the fair value of securities.

The volume of loan sales in the current quarter was $502 million compared to $243 million for the same quarter in the prior year.  The increase in mortgage banking gains was primarily due to the higher volume of loan activity supplemented by an increase in the margin on mortgage banking sales.  The $1.6 million increase in loan servicing income was primarily due to the decrease in impairment of MSRs in the current quarter contrasted with an increase in impairment of MSRs in the same quarter last year.

Mr. Lewis commented, "We continue to build a more profitable balance sheet as evidenced by our increasing net interest margin.  In addition, we continue to have success maintaining a high volume of mortgage banking activity by expanding our team of talented mortgage loan officers and providing many well qualified borrowers with competitive mortgage financing in spite of recessionary pressures."

Noninterest Expense

Noninterest expense for the quarter ended December 31, 2009 was $25.3 million, a decrease of $91.3 million compared with $116.6 million for the quarter ended December 31, 2008.  The decrease in noninterest expense was primarily due to the goodwill impairment pre-tax charge of $93.7 million in the quarter ended December 31, 2008.  The remaining portion of the change in noninterest expense was primarily due to increases of $1.1 million in salaries and employee benefits and $0.9 million in real estate owned expense, partially offset by a decrease of $1.1 million in merger, integration and restructuring expense.  The increase in salaries and employee benefits was primarily due to an increase in incentive compensation related to a higher volume of mortgage loan originations.  Noninterest expense to average assets decreased to 3.12% for the quarter ended December 31, 2009 from 13.81% for the same quarter in the prior year.

Noninterest expense for the quarter ended December 31, 2009 was $25.3 million, an increase of $1.0 million from $24.3 million for the preceding quarter ended September 30, 2009.  The increase was primarily due to increases in real estate owned expense and salaries and employee benefits.  Noninterest expense to average assets increased to 3.12% in the current quarter compared with 2.99% for the preceding quarter ended September 30, 2009.  Real estate owned expense to average assets was 0.28% for the quarter ended December 31, 2009 compared with 0.13% for the preceding quarter ended September 30, 2009.

There were no differences between noninterest expense and core noninterest expense for the quarter ended December 31, 2009.  For the quarter ended December 31, 2008, core noninterest expense excludes $94.8 million of merger, integration and restructuring costs and goodwill impairment.  Core noninterest expense for the quarter ended December 31, 2009 was $25.3 million, an increase of $3.5 million or 16.1% over core noninterest expense of $21.8 million for the same quarter in the prior year.  The increase was primarily due to increases in real estate owned expense and salaries and employee benefits.  Core noninterest expense to average assets increased to 3.12% for the quarter ended December 31, 2009 from 2.58% for the same quarter in the prior year.  For the six months ended December 31, 2009, core noninterest expense to average assets increased to 3.03% from 2.57% for the same period in the prior year.  The increase was primarily due to increases in loan expenses related to the higher volume of loan originations and nonperforming loans, and FDIC premiums.

Asset Quality

Nonperforming assets, which are comprised of nonperforming loans and real estate owned, were $172.5 million at December 31, 2009, or 5.29% of total assets, up $12.6 million from $159.9 million, or 4.93% of total assets at September 30, 2009.  Nonperforming loans were $141.8 million at December 31, 2009, or 5.86% of total loans, up $15.1 million from $126.7 million, or 5.17% of total loans at September 30, 2009.  Real estate owned was $30.7 million at December 30, 2009, down $2.4 million from $33.1 million at September 30, 2009.  First Place works with borrowers to avoid foreclosure if at all possible.  Furthermore, if it becomes inevitable that a borrower will not be able to retain ownership of their property, First Place often seeks a deed in lieu of foreclosure in order to gain control of the property earlier in the recovery process.  This strategy of pursuing deeds in lieu of foreclosure more aggressively should result in a significant reduction in the holding period for nonperforming assets and ultimately reduce economic losses.  Single family residential properties represented $16.9 million of the $30.7 million balance of real estate owned at December 31, 2009.

Delinquent loans, which are comprised of loans past due 30 to 89 days and nonperforming loans, totaled $169.7 million at December 31, 2009 down $5.4 million from $175.1 million at September 30, 2009.  Net charge-offs were $12.2 million in the current quarter, which was an increase of $0.8 million from net charge-offs of $11.4 million for the preceding quarter ended September 30, 2009.  The current quarter net charge-offs consisted of $7.8 million in commercial loans, $2.9 million in mortgage and construction loans and $1.5 million in consumer loans.  Management performs an ongoing assessment of the overall credit risk within the loan portfolio.  This assessment provides an analysis of the estimated probable credit losses inherent in the loan portfolio.  Based on this analysis, a provision for loan losses of $14.0 million was recorded for the quarter ended December 31, 2009.  That provision represents a $4.8 million increase over the provision of $9.2 million recorded for the quarter ended December 31, 2008 and an $8.5 million decrease from the provision of $22.5 million recorded for the quarter ended September 30, 2009.  The allowance for loan losses increased to $52.5 million at December 31, 2009, from $50.6 million at September 30, 2009 and $33.6 million at December 31, 2008.  The ratio of the allowance for loan losses to total loans was 2.17% at December 31, 2009, compared with 2.07% at September 30, 2009 and 1.28% at December 31, 2008.  The allowance for loan losses to nonperforming loans was 37.00% at December 31, 2009, down from 39.96% at September 30, 2009.  Of the total nonperforming loans at December 31, 2009, 89% were secured by real estate.  Real estate loans are generally well secured and if these loans do default, the majority of the loan balance, net of any charge-offs, is usually recovered by liquidating the real estate.

Mr. Lewis commented, “Nonperforming assets continue to be our greatest challenge.  Throughout this recession we have dealt aggressively with each problem asset.  As a result, we have been successful at liquidating nonperforming assets while maintaining strong allowances for problem assets.  This quarter, as in prior quarters, our provision for loan losses exceeded our net charge-offs.  I am encouraged that these aggressive efforts have also resulted in a decline in total delinquent loans, a positive sign for future quarters.”

Balance Sheet Activity

Assets were $3.259 billion at December 31, 2009, compared with $3.245 billion at September 30, 2009, an increase of $14 million or 0.4%.  The increase in assets was primarily due to increases of $22 million in cash and due from banks and $19 million in prepaid FDIC premiums, partially offset by a decrease of $29 million in portfolio loans.  Total portfolio loans were $2.421 billion at December 31, 2009.  During the current quarter, mortgage and construction loans decreased $28 million or 3.3%, to $818 million and consumer loans decreased $7 million to $354 million, while commercial loans increased $5 million to $1.249 billion.  Commercial loans now account for 51.6% of the loan portfolio, up from 50.8% at September 30, 2009.

Deposits totaled $2.467 billion at December 31, 2009, an increase of $136 million from $2.331 billion at September 30, 2009.  The increase in deposits was primarily due to increases of $84 million in the Company’s retail branch network and $52 million in certificates of deposit acquired through brokers.  The increase in retail deposits was primarily due to an increase of $95 million in public funds obtained through participation in a national referral program, partially offset by the maturity of higher rate certificates of deposit.  The public funds obtained in the national referral program have the same interest rates as offered in the Company’s retail branch network and are not considered brokered deposits.  Total borrowings decreased $115 million to $508 million at December 31, 2009, compared with $623 million at September 30, 2009.  The Company used the increase in deposits to payoff higher rate borrowings.  The lower interest rate public funds obtained through the national referral program, the maturity of higher interest rate retail certificates of deposit and the decrease of higher rate borrowings have contributed to the increase in net interest margin.

At December 31, 2009, total equity was $278 million, level with total equity at September 30, 2009.  Total equity to total assets was 8.52% at December 31, 2009, down from 8.57% at September 30, 2009.  Tangible equity to tangible assets was 8.23% at December 31, 2009, down from 8.27% at September 30, 2009.  During the quarter ended March 31, 2009, the Company received $73 million in the U.S. Treasury’s Capital Purchase Program funds to strengthen total equity and invested $31 million of the funds into First Place Bank.  During the current quarter, the Company invested an additional $10 million into First Place Bank to further strengthen the capital levels of the Bank.  Bank-level total risk-based capital reached 13.14% at December 31, 2009 up from 12.67% at September 30, 2009 and well above the 10.00% required to be well capitalized for regulatory purposes.  First Place Bank exceeded the well capitalized requirements by $74 million at December 31, 2009.  First Place Bank was well capitalized under regulatory capital standards prior to the receipt of the U.S. Treasury’s Capital Purchase Program funds and continued to be well capitalized through December 31, 2009.

Mr. Lewis noted, “With the recent and dramatic disruption in the capital markets and the related tightening of credit nationwide, we have carefully monitored and maintained appropriate levels of both liquidity and capital.  In this environment, it is imperative that we strike a careful balance between effectively managing risk and doing our part to help the communities we serve regain their financial viability.  These times are certainly challenging, but I remain confident in the ability of First Place to come out of this cycle better positioned to compete and perform.”

Board Actions

At its regular meeting held on January 19, 2010, the Board of Directors confirmed its current position of not paying dividends on its common stock.  Mr. Lewis stated, “We understand the importance of our dividend to our common shareholders, and we did not take this decision lightly.  The Board of Directors and management believe this action is prudent and proactive given the near-term challenges in today’s economic environment. This decision was based on our current level of earnings, our perception of the need for capital to weather the economic storm and our desire to build capital to retire our preferred stock when that will benefit our shareholders.  Our capital ratios remain strong and we will work to make sure they remain strong.”

Conference Call

Steven R. Lewis, Chief Executive Officer of First Place Financial Corp., and David W. Gifford, Chief Financial Officer, along with members of the Company’s executive team, will provide an overview of second quarter fiscal 2010 performance and business highlights in a conference call and simultaneous webcast to be held at 10 a.m. eastern time, Wednesday, January 27, 2010.  The conference call can be accessed by dialing 877-407-0783 or 201-689-8564.  The webcast can be accessed live at the Company’s website, www.firstplacebank.com, along with the release and supporting financial information.  The event will be archived on the First Place website for one month.  In addition, the recorded version of the conference call can be accessed by phone from 12 p.m. eastern time, January 27, 2010 through midnight February 10, 2010 by dialing 877-660-6853 Account #286, ID #339359.

About First Place Financial Corp.

First Place Financial Corp. is a $3.3 billion financial services holding company based in Warren, Ohio.  First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 18 loan production offices through its principal subsidiary, First Place Bank.  Additional affiliates of First Place Financial Corp. include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates including First Place Insurance Agency, Ltd., Coldwell Banker First Place Real Estate, Ltd., Title Works Agency, LLC and APB Financial Group, Ltd.  Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with GAAP.  Specifically, we have provided financial measures that are based on core earnings rather than net income.  Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income.  Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur.  Similarly, core noninterest expense or core noninterest income exclude the pre-tax impact of those same items that impact noninterest income or noninterest expense.  We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition.  While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income.  We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income.  Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies.  In addition, future results of operations may include nonrecurring items that would not be included in core earnings.  Reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page nine.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated.  Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)	Three months ended			Six months ended
	December 31,		Percent	December 31,		Percent
(Dollars in thousands, except share data)	2009	2008	Change	2009	2008	Change
Interest income	$40,061	$43,497	(7.9)%	$80,963	$87,957	(8.0)%
Interest expense	12,399	22,194	(44.1)	27,743	43,699	(36.5)
Net interest income	27,662	21,303	29.9	53,220	44,258	20.2

Provision for loan losses	14,000	9,216	51.9	36,500	16,567	120.3
Net interest income after provision for loan losses	13,662	12,087	13.0	16,720	27,691	(39.6)

Noninterest income
Service charges and fees on deposit accounts	3,155	2,461	28.2	6,303	4,603	36.9
Net gain on sales of securities	-	-	N/M	-	319	(100.0)
Change in fair value of securities	-	(2,544)	N/M	400	(11,864)	N/M
Mortgage banking gains	4,832	2,106	129.4	8,740	3,881	125.2
Gain on sale of loan servicing rights	-	-	N/M	689	-	N/M
Loan servicing income (loss)	648	(940)	N/M	800	(984)	N/M
Other income – bank	1,649	1,611	2.4	3,272	3,300	(0.8)
Insurance commission income	1,034	1,088	(5.0)	2,324	2,021	15.0
Other income – nonbank subsidiaries	732	761	(3.8)	1,264	1,669	(24.3)
Total noninterest income	12,050	4,543	165.2	23,792	2,945	N/M

Noninterest expense
Salaries and employee benefits	10,916	9,809	11.3	20,886	20,436	2.2
Occupancy and equipment	3,608	3,383	6.7	7,189	6,782	6.0
Professional fees	825	817	1.0	1,869	1,662	12.5
Loan expenses	1,231	613	100.8	3,059	1,340	128.3
Marketing	881	577	52.7	1,271	1,155	10.0
Federal deposit insurance premiums	1,308	1,295	1.0	2,751	1,403	96.1
Merger, integration and restructuring	-	1,064	(100.0)	297	1,109	(73.2)
Goodwill impairment	-	93,741	(100.0)	-	93,741	(100.0)
Amortization of intangible assets	728	788	(7.6)	1,477	1,594	(7.3)
Real estate owned expense	2,305	1,392	65.6	3,373	2,472	36.4
Other	3,499	3,120	12.1	7,454	6,265	19.0
Total noninterest expense	25,301	116,599	(78.3)	49,626	137,959	(64.0)

Income (loss) before income tax benefit	411	(99,969)	N/M	(9,114)	(107,323)	N/M
Income tax benefit	(182)	(5,872)	N/M	(3,793)	(7,067)	N/M
Net income (loss)	593	(94,097)	N/M	(5,321)	(100,256)	N/M
Preferred stock dividends and discount accretion	1,090	-	N/M	2,181	-	N/M
Net loss attributable to common shareholders	$(497)	$(94,097)	N/M	$(7,502)	$(100,256)	N/M

SHARE DATA:
Basic loss per common share	$(0.03)	$(5.68)	N/M	$(0.45)	$(6.06)	N/M
Diluted loss per common share	$(0.03)	$(5.68)	N/M	$(0.45)	$(6.06)	N/M
Cash dividends per common share	$-	$0.085	(100.0)	$0.01	$0.17	(94.1)
Average common shares outstanding - basic	16,607,815	16,558,283	0.3	16,600,657	16,552,722	0.3
Average common shares outstanding - diluted	16,607,815	16,558,283	0.3	16,600,657	16,552,722	0.3

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2009	2009	2009	2009	2008
(Dollars in thousands)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

ASSETS
Cash and due from banks	$29,805	$34,869	$38,321	$70,564	$38,647
Interest-bearing deposits in other banks	55,857	28,595	56,614	111,376	74,494
Federal funds sold	-	-	-	41,000	-
Securities, at fair value	283,525	276,470	276,600	287,719	283,097
Loans held for sale, at fair value	281,861	285,760	376,406	160,165	96,851
Loans
Mortgage and construction	817,640	845,421	851,281	886,805	954,660
Commercial	1,248,834	1,243,408	1,244,515	1,258,784	1,265,165
Consumer	354,443	361,108	372,648	383,640	393,630
Total loans	2,420,917	2,449,937	2,468,444	2,529,229	2,613,455
Less allowance for loan losses	52,473	50,643	39,580	35,766	33,577
Loans, net	2,368,444	2,399,294	2,428,864	2,493,463	2,579,878
Federal Home Loan Bank stock	35,041	35,041	36,221	36,221	36,221
Premises and equipment, net	50,661	51,352	52,222	38,561	40,454
Premises held for sale, net	-	-	-	14,739	13,333
Goodwill	885	885	885	909	-
Core deposit and other intangibles	9,163	9,891	10,639	11,380	11,979
Real estate owned	30,726	33,123	36,790	34,969	34,801
Other assets	113,155	90,102	90,905	84,304	74,527
Total assets	$3,259,123	$3,245,382	$3,404,467	$3,385,370	$3,284,282

LIABILITIES
Deposits
Noninterest-bearing checking	$252,009	$236,378	$238,417	$230,968	$227,434
Interest-bearing checking	242,588	180,106	173,376	166,394	160,274
Savings	404,353	406,434	400,424	399,343	393,070
Money markets	342,970	335,116	291,131	283,927	285,615
Certificates of deposit	1,224,850	1,172,835	1,332,253	1,468,643	1,474,557
Total deposits	2,466,770	2,330,869	2,435,601	2,549,275	2,540,950
Short-term borrowings	158,827	288,292	323,458	170,946	142,454
Long-term debt	348,977	335,162	335,159	337,092	364,269
Other liabilities	6,968	12,821	28,770	33,681	18,752
Total liabilities	2,981,542	2,967,144	3,122,988	3,090,994	3,066,425

SHAREHOLDERS’ EQUITY	277,581	278,238	281,479	294,376	217,857
Total liabilities and shareholders’ equity	$3,259,123	$3,245,382	$3,404,467	$3,385,370	$3,284,282

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)	As of or for the three months ended					As of or for the
	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08	six months ended
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	December 31,
(Dollars in thousands except per share data)	FY 2010	FY 2010	FY 2009	FY 2009	FY 2009	2009	2008

RESULTS OF OPERATIONS (GAAP)
Fully tax equivalent net interest income	$28,016	25,907	24,016	22,038	21,712	53,923	45,070
Net interest income	$27,662	25,558	23,651	21,685	21,303	53,220	44,258
Noninterest income	$12,050	11,742	8,455	11,136	4,543	23,792	2,945
Noninterest expense	$25,301	24,325	31,000	23,000	116,599	49,626	137,959
Pre-tax, pre-provision income (loss)	$14,411	12,975	1,106	9,821	(90,753)	27,386	(90,756)
Provision for loan losses	$14,000	22,500	19,620	6,797	9,216	36,500	16,567
Net income (loss)	$593	(5,914)	(12,719)	2,541	(94,097)	(5,321)	(100,256)
Net income (loss) attributable to common shareholders	$(497)	(7,005)	(13,800)	2,325	(94,097)	(7,502)	(100,256)
Basic earnings (loss) per common share	$(0.03)	(0.42)	(0.83)	0.14	(5.68)	(0.45)	(6.06)
Diluted earnings (loss) per common share	$(0.03)	(0.42)	(0.83)	0.14	(5.68)	(0.45)	(6.06)

PERFORMANCE RATIOS (GAAP) (annualized)
Return on average assets	0.07%	(0.73)%	(1.52)%	0.31%	(11.14)%	(0.33)%	(5.97)%
Return on average equity	0.85%	(8.38)%	(17.61)%	4.46%	(121.96)%	(3.79)%	(63.99)%
Return on average tangible assets	0.07%	(0.73)%	(1.53)%	0.31%	(11.50)%	(0.33)%	(6.17)%
Return on average tangible equity	0.88%	(8.72)%	(18.36)%	4.71%	(185.71)%	(3.95)%	(97.08)%
Net interest margin, fully tax equivalent	3.65%	3.38%	3.06%	2.85%	2.81%	3.52%	2.94%
Efficiency ratio	63.15%	64.61%	95.47%	69.33%	444.10%	63.86%	287.32%
Noninterest expense to average assets	3.12%	2.99%	3.72%	2.80%	13.81%	3.05%	8.22%

RECONCILIATION OF NET INCOME (LOSS)
TO CORE EARNINGS (LOSS)
Net income (loss)	$593	(5,914)	(12,719)	2,541	(94,097)	(5,321)	(100,256)
Merger, integration and restructuring, net of tax	$-	193	16	-	692	193	721
Goodwill impairment, net of tax	$-	-	-	-	92,139	-	92,139
Core earnings (loss)	$593	(5,721)	(12,703)	2,541	(1,266)	(5,128)	(7,396)
Core earnings (loss) attributable to common shareholders	$(497)	(6,812)	(13,784)	2,325	(1,266)	(7,309)	(7,396)
Core basic earnings (loss) per common share	$(0.03)	(0.41)	(0.83)	0.14	(0.08)	(0.44)	(0.45)
Core diluted earnings (loss) per common share	$(0.03)	(0.41)	(0.83)	0.14	(0.08)	(0.44)	(0.45)

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.07%	(0.70)%	(1.52)%	0.31%	(0.15)%	(0.32)%	(0.44)%
Core return on average equity	0.85%	(8.10)%	(17.58)%	4.46%	(1.64)%	(3.65)%	(4.72)%
Core return on average tangible assets	0.07%	(0.70)%	(1.53)%	0.31%	(0.15)%	(0.32)%	(0.46)%
Core return on average tangible equity	0.88%	(8.44)%	(18.34)%	4.71%	(2.50)%	(3.80)%	(7.16)%
Core net interest margin, fully tax equivalent	3.65%	3.38%	3.06%	2.85%	2.81%	3.52%	2.94%
Core efficiency ratio	63.15%	63.82%	95.39%	69.33%	83.00%	63.47%	89.78%
Core noninterest expense to average assets	3.12%	2.95%	3.71%	2.80%	2.58%	3.03%	2.57%

FIRST PLACE FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)	As of or for the three months ended					As of or for the
	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08	six months ended
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	December 31,
(Dollars in thousands except per share data)	FY 2010	FY 2010	FY 2009	FY 2009	FY 2009	2009	2008
Fully tax equivalent net interest income	$28,016	25,907	24,016	22,038	21,712	53,923	45,070
CAPITAL
Total equity to total assets at end of period	8.52%	8.57%	8.27%	8.70%	6.63%	8.52%	6.63%
Tangible total equity to tangible assets at end of period	8.23%	8.27%	7.96%	8.36%	6.29%	8.23%	6.29%
Book value per common share	$12.26	12.31	12.51	13.27	12.84	12.26	12.84
Tangible book value per common share	$11.67	11.68	11.83	12.55	12.13	11.67	12.13
Period-end market value per common share	$2.77	2.95	3.11	3.36	3.83	2.77	3.83
Dividends declared per common share	$-	0.01	0.01	0.01	0.085	0.01	0.17
Period-end common shares outstanding	16,973	16,973	16,973	16,973	16,973	16,973	16,973
Average basic common shares outstanding	16,608	16,593	16,580	16,569	16,558	16,601	16,553
Average diluted common shares outstanding	16,608	16,593	16,580	16,569	16,558	16,601	16,553

ASSET QUALITY
Net charge-offs	$12,170	11,437	15,805	4,609	7,066	23,607	11,206
Annualized net charge-offs to average loans	1.97%	1.85%	2.52%	0.72%	1.07%	1.91%	0.85%
Nonperforming loans	$141,801	126,740	103,228	69,190	66,951	141,801	66,951
Nonperforming loans to total loans	5.86%	5.17%	4.18%	2.74%	2.56%	5.86%	2.56%
Nonperforming assets	$172,527	159,863	140,018	104,159	101,752	172,527	101,752
Nonperforming assets to total assets	5.29%	4.93%	4.11%	3.08%	3.10%	5.29%	3.10%
Allowance for loan losses	$52,473	50,643	39,580	35,766	33,577	52,473	33,577
Allowance for loan losses to total loans	2.17%	2.07%	1.60%	1.41%	1.28%	2.17%	1.28%
Allowance for loan losses to nonperforming loans	37.00%	39.96%	38.34%	51.69%	50.15%	37.00%	50.15%

MORTGAGE BANKING
Mortgage originations	$511,869	457,964	636,561	717,403	291,765	969,833	555,665
Mortgage banking gains	$4,832	3,908	3,772	6,812	2,106	8,740	3,881
Mortgage servicing portfolio	$2,520,768	2,340,400	2,052,135	1,833,518	1,549,536	2,520,768	1,549,536
Mortgage servicing rights	$25,430	22,964	20,114	16,994	13,636	25,430	13,636
Mortgage servicing rights valuation recovery (loss)	$576	(112)	185	226	(1,071)	464	(1,363)
Mortgage servicing rights to mortgage servicing portfolio	1.01%	0.98%	0.98%	0.93%	0.88%	1.01%	0.88%

END OF PERIOD BALANCES
Loans	$2,420,917	2,449,937	2,468,444	2,529,229	2,613,455	2,420,917	2,613,455
Assets	$3,259,123	3,245,382	3,404,467	3,385,370	3,284,282	3,259,123	3,284,282
Deposits	$2,466,770	2,330,869	2,435,601	2,549,275	2,540,950	2,466,770	2,540,950
Total equity	$277,581	278,238	281,479	294,376	217,857	277,581	217,857
Tangible total equity	$267,533	267,462	269,955	282,087	205,878	267,533	205,878
Common equity	$208,108	208,942	212,281	225,291	217,857	208,108	217,857
Tangible common equity	$198,060	198,166	200,757	213,002	205,878	198,060	205,878
Loans to deposits ratio	98.14%	105.11%	101.35%	99.21%	102.85%	98.14%	102.85%

AVERAGE BALANCES
Loans	$2,449,890	2,457,983	2,520,156	2,585,519	2,622,016	2,453,937	2,615,253
Earning assets	$3,042,454	3,041,204	3,145,979	3,141,122	3,063,980	3,041,829	3,040,299
Assets	$3,222,340	3,232,235	3,346,646	3,331,969	3,350,845	3,227,288	3,329,921
Deposits	$2,359,470	2,409,542	2,502,267	2,566,770	2,483,101	2,384,506	2,438,669
Total equity	$276,524	280,136	289,768	231,155	306,099	278,330	310,809
Tangible total equity	$266,121	268,997	277,872	218,737	201,020	267,559	204,862
Common equity	$207,123	210,867	220,607	219,640	306,099	208,995	310,809
Tangible common equity	$196,720	199,728	208,711	207,222	201,020	198,224	204,862